Exhibit (a)(iii)

TEKLA WORLD HEALTHCARE FUND

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS Michael Bonney tendered his resignation as a Trustee of Tekla World Healthcare (the “Fund”) effective November 1, 2018, the Fund issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated March 5, 2015 and filed with the Secretary of State of the Commonwealth of Massachusetts on March 9, 2015, as amended;

WHEREAS, at a meeting of the Trustees of Tekla World Healthcare Fund (“The Fund”) on December 13, 2018, the Trustees of the Fund appointed Dr. Elizabeth G. Nabel as Trustee to the Fund, effective upon her written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated March 5, 2015 and filed with the Secretary of State of the Commonwealth of Massachusetts on March 9, 2015, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee resignation Trustee’s appointment, the seven Trustees of the Tekla World Healthcare Fund are:

Thomas M. Kent	100 Federal Street, 19th Floor
Boston, MA 02110

Elizabeth G. Nabel, M.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02109

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor
Boston, MA 02110

William S. Reardon	100 Federal Street, 19th Floor
Boston, MA 02110

Lucinda H. Stebbins	100 Federal Street, 19th Floor
Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 12th day of March, 2019, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/Laura Woodward
Laura Woodward, Secretary